EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FOURTH QUARTER
AND FISCAL 2016 FINANCIAL RESULTS:
Executed De-Levering and Growth Strategy

February 28, 2017 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the fiscal 2016 fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Overview

•	Net income of $40.5 million, or $0.25 per GAAP diluted share

•	Revenue of $887.3 million

•	Adjusted EBITDA of $112.8 million

•	Strong global raw material volumes

•	Global fats pricing steady while ample protein supplies pressured prices

Fiscal 2016 Overview

•	Net income of $102.3 million, or $0.62 per GAAP diluted share

•	Consolidated revenue of $3.4 billion

•	Food segment normalized led by Rousselot while Fuel Segment margins improved on strong performance

•	Feed segment supported by strong global fat demand and pricing while global proteins remained weak

•	Commissioned four new facilities

•	Solid cash flow generation with full year debt reduction of $169.7 million

For the fourth quarter of 2016, the Company reported net sales of $887.3 million, as compared with net sales of $809.7 million for the fourth quarter of 2015. Net income attributable to Darling for the three months ended December 31, 2016 was $40.5 million, or $0.25 per diluted share, compared to a net income of $84.4 million, or $0.52 per diluted share, for the fourth quarter of 2015. The decrease in net income for the fourth quarter 2016 is primarily attributable to the inclusion of the blenders tax credit entirely in the fourth quarter of 2015, whereas for fiscal 2016, the blenders tax credit was reported in each quarter as earned.

Net Income attributable to Darling for the fiscal year ended December 31, 2016 was $102.3 million, or $0.62 per diluted share, as compared to a net income of $78.5 million, or $0.48 per diluted share, for the fiscal year ended January 2, 2016. The increase is primarily attributable to increased margins and volumes in both the Food and Fuel Ingredients segments, higher raw material volumes in the Feed and Food Ingredients segments and lower selling, general and administrative expense.

Comments on the Fourth Quarter and Fiscal 2016 Year End

Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc., said, “We closed out 2016 with a solid performance across all product lines. We executed on our strategy of de-levering and growing, paying down $169.7 million in debt while commissioning four new factories and expanding five others. We carry nice momentum and a larger platform into 2017.”

News Release February 28, 2017 Page 2

Operational Update by Segment

•
Feed Ingredients - Segment leveraged higher global fat prices and drove higher sales volumes, sustaining margins and offsetting lower protein markets. Raw material volumes were strong around the globe, up 7 percent year over year. Our two new U.S. rendering plants are on line and meeting expectations. Weak protein pricing pressured USA rendering results in the quarter, but first quarter pricing is improving.

•
Food Ingredients - Segment recovered during the fourth quarter and posted solid performance in China. Rousselot drove consistent year-over-year performance. Margins improved slightly due to production efficiencies in the North and South American markets as well as the European gelatin business. Sonac edible fat earnings normalized due to firm palm oil pricing. CTH casings business delivered consistent performance on growing supply source and improved supply chain.

•
Fuel Ingredients - Segment maintained consistent and improving performance during the quarter, which included a final settlement on the business interruption insurance claim related to the bio-phosphate plant fire that occurred in December 2015. Rendac delivered improved performance on strong volumes. Canada Biodiesel sequentially weaker but delivered overall solid annual results with a full year of production.

•
Diamond Green Diesel Joint Venture - Solid execution and strong earnings. Engineering and construction planning is progressing with long lead time equipment ordered on the DGD facility major expansion, which at full capacity increases annual production from 160 million gallons to 275 million gallons of renewable diesel. Total cost estimated at $190.0 million with construction completion and commissioning expected in Q2 2018.

Financial Update by Segment

Feed Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net Sales	$538,606	$472,192	$2,089,145	$2,074,333
Depreciation and amortization	48,735	44,468	178,845	165,854
Segment operating income	25,282	10,031	115,794	116,453
EBITDA*	$74,017	$54,499	$294,639	$282,307
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended December 31, 2016 was $25.3 million, an increase of $15.3 million as compared to the three months ended January 2, 2016. Earnings for the Feed Ingredients segment were higher due to an increase in raw material volumes and finished fat prices that more than offset lower protein finished product prices and higher depreciation and amortization due to placing new plants into production.

•
Feed Ingredients operating income for the fiscal year 2016 was $115.8 million, a decrease of $0.7 million as compared to fiscal year 2015. Earnings in the Feed Ingredients segment were down slightly from prior year due to lower protein finished product prices and higher depreciation and amortization due to placing new plants into production which were offset by higher fat finished product prices and reduced selling, general and administrative expense.

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Food Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net Sales	$279,898	$272,177	$1,061,912	$1,094,918
Depreciation and amortization	18,297	15,691	70,120	66,817
Segment operating income	11,738	23,317	61,212	61,238
EBITDA*	$30,035	$39,008	$131,332	$128,055
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Food Ingredients operating income was $11.7 million for the three months ended December 31, 2016, a decrease of $11.6 million as compared to the three months ended January 2, 2016. The decrease in operating income was primarily attributable to lower earnings in the gelatin business in North America, South America and China, increased depreciation and higher selling, general and administrative costs which offset improvements in our European gelatin, edible fats, and casings businesses.

•
Food Ingredients operating income for both fiscal year 2016 and fiscal 2015 was $61.2 million. During fiscal 2016, the gelatin business earnings reflected strong profitability in the Company’s North American, South American and European operations, which offset lower sales prices and volumes in China. The European edible fats earnings improved due to stable fat finished product prices. The Company’s casing business profitability improved as compared to the same period in the prior year due to higher sales prices and volumes. Selling, general and administrative expense was reduced by $7.1 million, which included gains on currency hedges while depreciation and amortization increased.

Fuel Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Net Sales	$68,773	$65,306	$247,058	$228,195
Depreciation and amortization	7,532	6,752	28,531	26,711
Segment operating income	10,486	12,382	29,166	17,159
EBITDA*	$18,018	$19,134	$57,697	$43,870
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended December 31, 2016 was $10.5 million, a decrease of $1.9 million as compared to the three months ended January 2, 2016. The decrease in earnings is primarily due to the blenders tax credit for 2015 having been collected entirely in the fourth quarter of 2015 for our Canadian biodiesel facility which more than offset the higher volumes in Rendac.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for fiscal year 2016 was $29.2 million, an increase of $12.0 million as compared to fiscal 2015. The increase in earnings is due to improved Rendac performance, full year productivity and higher RIN values at the Canadian biodiesel plant and increasing sales volumes and finished product pricing at Ecoson. Also contributing to the increase in earnings was lower selling, general and administrative expense and an insurance settlement on the Ecoson fire which occurred in 2015.

News Release February 28, 2017 Page 4

Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2016 and January 2, 2016
(in thousands)

	December 31,	January 2,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$114,564	$156,884
Restricted cash	293	331
Accounts receivable, net	388,397	371,392
Inventories	330,815	344,583
Prepaid expenses	29,984	36,175
Income taxes refundable	7,479	11,963
Other current assets	21,770	10,460
Total current assets	893,302	931,788

Property, plant and equipment, less accumulated depreciation, net	1,515,575	1,508,167
Intangible assets, less accumulated amortization, net	711,927	782,349
Other assets:
Goodwill	1,225,893	1,233,102
Investment in unconsolidated subsidiaries	292,717	247,238
Other assets	43,613	41,623
Deferred income taxes	14,990	16,352
Total assets	$4,698,017	$4,760,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$23,247	$45,166
Accounts payable, principally trade	180,895	149,998
Income taxes payable	4,913	6,679
Accrued expenses	242,796	239,825
Total current liabilities	451,851	441,668

Long-term debt, net of current portion	1,727,696	1,885,851
Other non-current liabilities	96,114	97,809
Deferred income taxes	346,134	360,681
Total liabilities	2,621,795	2,786,009

Commitments and contingencies
Total Darling's stockholders' equity	1,972,994	1,870,709
Noncontrolling interests	103,228	103,901
Total stockholders' equity	2,076,222	1,974,610
	$4,698,017	$4,760,619

News Release February 28, 2017 Page 5

Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended December 31, 2016 and January 2, 2016
(in thousands, except per share data)

	(Fourth Quarter Unaudited)
	Three Months Ended			Fiscal Year Ended
			$ Change			$ Change
	December 31,	January 2,	Favorable	December 31,	January 2,	Favorable
	2016	2016	(Unfavorable)	2016	2016	(Unfavorable)
Net sales	$887,277	$809,675	$77,602	$3,398,115	$3,397,446	$669
Costs and expenses:
Cost of sales and operating expenses	694,559	629,907	(64,652)	2,641,734	2,654,025	12,291
Selling, general and administrative expenses	79,870	76,623	(3,247)	314,005	322,574	8,569
Depreciation and amortization	77,468	69,934	(7,534)	289,908	269,904	(20,004)
Acquisition and integration costs	—	492	492	401	8,299	7,898
Total costs and expenses	851,897	776,956	(74,941)	3,246,048	3,254,802	8,754
Operating income	35,380	32,719	2,661	152,067	142,644	9,423
Other expense:
Interest expense	(22,439)	(23,308)	869	(94,187)	(105,530)	11,343
Foreign currency gain/(loss)	387	(1,612)	1,999	(1,854)	(4,911)	3,057
Other income/(expense), net	1,819	(6,135)	7,954	(3,866)	(6,839)	2,973
Total other expense	(20,233)	(31,055)	10,822	(99,907)	(117,280)	17,373
Equity in net income of unconsolidated subsidiaries	32,746	83,073	(50,327)	70,379	73,416	(3,037)
Income before income taxes	47,893	84,737	(36,844)	122,539	98,780	23,759
Income taxes expense/(benefit)	6,213	(1,138)	(7,351)	15,315	13,501	(1,814)
Net income	41,680	85,875	(44,195)	107,224	85,279	21,945
Net income attributable to noncontrolling interests	(1,139)	(1,446)	307	(4,911)	(6,748)	1,837
Net income attributable to Darling	$40,541	$84,429	$(43,888)	$102,313	$78,531	$23,782
Basic income per share:	$0.24	$0.52	$(0.28)	$0.62	$0.48	$0.14
Diluted income per share:	$0.25	$0.52	$(0.27)	$0.62	$0.48	$0.14

News Release February 28, 2017 Page 6

Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Fiscal Years Ended December 31, 2016 and January 2, 2016
(in thousands)

	Fiscal Year Ended
	December 31,	January 2,
Cash flows from operating activities:	2016	2016
Net income	$107,224	$85,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	289,908	269,904
Deferred income taxes	(11,532)	7,807
Loss/(gain) on sale of assets	1,744	1,311
Gain on insurance proceeds from insurance settlement	(356)	(561)
Increase/(decrease) in long-term pension liability	(430)	(4,811)
Stock-based compensation expense	10,330	8,995
Write-off deferred loan costs	528	10,633
Deferred loan cost amortization	11,171	10,155
Equity in net income of unconsolidated subsidiaries	(70,379)	(73,416)
Distributions of earnings from unconsolidated subsidiaries	26,317	26,589
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(22,796)	8,214
Income taxes refundable/payable	2,839	12,377
Inventories and prepaid expenses	15,343	34,536
Accounts payable and accrued expenses	39,286	(11,449)
Other	(8,161)	35,396
Net cash provided by operating activities	391,036	420,959
Cash flows from investing activities:
Capital expenditures	(243,523)	(229,848)
Acquisitions, net of cash acquired	(8,511)	(377)
Gross proceeds from sale of property, plant and equipment and other assets	7,329	3,840
Proceeds from insurance settlement	1,537	561
Payments related to routes and other intangibles	(23)	(3,845)
Net cash used by investing activities	(243,191)	(229,669)
Cash flows from financing activities:
Proceeds from long-term debt	36,327	590,745
Payments on long-term debt	(204,428)	(609,255)
Borrowings from revolving credit facility	99,276	78,244
Payments on revolving credit facility	(104,028)	(166,755)
Net cash overdraft financing	1,071	(1,261)
Deferred loan costs	(3,879)	(17,310)
Issuance of common stock	188	171
Repurchase of common stock	(5,000)	(5,912)
Minimum withholding taxes paid on stock awards	(1,843)	(4,874)
Excess tax benefits from stock-based compensation	—	—
Addition/(deductions) of noncontrolling interest	—	(87)
Distributions to noncontrolling interests	(1,552)	(3,295)
Net cash used by financing activities	(183,868)	(139,589)
Effect of exchange rate changes on cash	(6,297)	(3,601)
Net increase/(decrease) in cash and cash equivalents	(42,320)	48,100
Cash and cash equivalents at beginning of period	156,884	108,784
Cash and cash equivalents at end of period	$114,564	$156,884
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(937)	$5,325
Cash paid during the period for:
Interest, net of capitalized interest	$82,094	$78,979
Income taxes, net of refunds	$23,220	$(3,035)
Non-cash financing activities
Debt issued for assets	$10	$2,591
Contribution of assets to unconsolidated subsidiary	$2,674	$—

News Release February 28, 2017 Page 7

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Fiscal Year Ended December 31, 2016 and December 31, 2015

	Three Months Ended			Fiscal Year Ended
			$ Change			$ Change
	December 31,	December 31,	Favorable	December 31,	December 31,	Favorable
	2016	2015	(Unfavorable)	2016	2015	(Unfavorable)
Revenues:
Operating revenues	$182,020	$95,886	$86,134	$527,670	$475,934	$51,736
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	108,579	(77,211)	(185,790)	353,222	298,946	(54,276)
Depreciation, amortization and accretion expense	7,451	4,790	(2,661)	27,821	19,714	(8,107)
Operating income	65,990	168,307	(102,317)	146,627	157,274	(10,647)
Other income	352	27	325	551	120	431
Interest and debt expense, net	(1,206)	(2,975)	1,769	(7,354)	(13,604)	6,250
Net income	$65,136	$165,359	$(100,223)	$139,824	$143,790	$(3,966)

News Release February 28, 2017 Page 8

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:
Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Fourth Quarter 2016 as compared to Fourth Quarter 2015

	Three Months Ended - Year over Year
Adjusted EBITDA	December 31,	January 2,
(U.S. dollars in thousands)	2016	2016

Net income attributable to Darling	$40,541	$84,429
Depreciation and amortization	77,468	69,934
Interest expense	22,439	23,308
Income tax expense/(benefit)	6,213	(1,138)
Foreign currency loss/(gain)	(387)	1,612
Other expense/(income), net	(1,819)	6,135
Equity in net (income) of unconsolidated subsidiary	(32,746)	(83,073)
Net income attributable to noncontrolling interests	1,139	1,446
Adjusted EBITDA	$112,848	$102,653
Acquisition and integration-related expenses	—	492
Pro forma Adjusted EBITDA (Non-GAAP)	$112,848	$103,145
Foreign currency exchange impact (1)	747	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$113,595	$103,145

DGD Joint Venture Adjusted EBITDA (Darling's share)	$36,721	$86,548

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the three months ended January 2, 2016 of
€1.00:USD$1.093 and CAD$1.00:USD$0.74 as compared to the average rate for the three months ended December 31, 2016 of
€1.00:USD$1.077 and CAD$1.00:USD$0.75, respectively.

News Release February 28, 2017 Page 9

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Fourth Quarter 2016 as compared on a sequential basis to Third Quarter 2016

	Three Months Ended - Sequential
Adjusted EBITDA	December 31,	October 1,
(U.S. dollars in thousands)	2016	2016

Net income attributable to Darling	$40,541	$28,694
Depreciation and amortization	77,468	70,653
Interest expense	22,439	23,867
Income tax expense/(benefit)	6,213	(744)
Foreign currency (gain)	(387)	(354)
Other expense/(income), net	(1,819)	2,007
Equity in net (income) of unconsolidated subsidiary	(32,746)	(18,138)
Net income attributable to noncontrolling interests	1,139	196
Adjusted EBITDA	$112,848	$106,181
Acquisition and integration-related expenses	—	—
Pro forma Adjusted EBITDA (Non-GAAP)	$112,848	$106,181
Foreign currency exchange impact (1)	2,481	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$115,329	$106,181

DGD Joint Venture Adjusted EBITDA (Darling's share)	$36,721	$22,543

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the three months ended October 1, 2016 of €1.00: USD$1.117 and CAD$1.00:USD$0.767 as compared to the average rate for the three months ended December 31, 2016 of €1.00: USD$1.077 and CAD$1.00:USD$0.75, respectively.

News Release February 28, 2017 Page 10

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA-
Fiscal Year 2016 as compared to Fiscal 2015

	Fiscal Year Ended
Adjusted EBITDA	December 31,	January 2,
(U.S. dollars in thousands)	2016	2016

Net income attributable to Darling	$102,313	$78,531
Depreciation and amortization	289,908	269,904
Interest expense	94,187	105,530
Income tax expense	15,315	13,501
Foreign currency loss	1,854	4,911
Other expense, net	3,866	6,839
Equity in net (income) of unconsolidated subsidiary	(70,379)	(73,416)
Net income attributable to noncontrolling interests	4,911	6,748
Adjusted EBITDA	$441,975	$412,548
Acquisition and integration-related expenses	401	8,299
Pro forma Adjusted EBITDA (Non-GAAP)	$442,376	$420,847
Foreign currency exchange impact (1)	1,980	—
Pro forma Adjusted EBITDA for Foreign Currency (Non-GAAP)	$444,356	$420,847

DGD Joint Venture Adjusted EBITDA (Darling's share)	$87,224	$88,494

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the fiscal year ended December 31, 2016 of €1.00:USD$1.106 and CAD$1.00:USD$0.76 as compared to the average rate for the fiscal year ended January 2, 2016 of €1.00:USD$1.108 and CAD$1.00:USD$0.77, respectively.

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://www.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s fourth quarter and fiscal year end 2016 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Wednesday, March 1, 2017. To listen to the conference call, participants calling from within North America should dial 844-868-8847; international participants should dial 412-317-6593. Please refer to access code 10100099. Please call approximately ten minutes before the start of the call to ensure that you are connected.

News Release February 28, 2017 Page 11

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through March 8, 2017, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10100099. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at December 31, 2016. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the
European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets,

News Release February 28, 2017 Page 12

and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300